Filed Pursuant to Rule 424(b)(3)
Registration No. 333-250147

PROSPECTUS

19,465,570 Shares

Houghton Mifflin Harcourt Company

COMMON STOCK

This prospectus relates to the resale of up to an aggregate of 19,465,570 shares of common stock of Houghton Mifflin Harcourt Company by the selling stockholders (which term as used in this prospectus includes pledgees, donees, transferees or other successors-in-interest) identified in this prospectus. Pursuant to this prospectus, the selling stockholders are permitted to offer shares of our common stock from time to time, if and to the extent as they may determine, through public or private transactions or through other means described in the section of this prospectus entitled “Plan of Distribution” at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. The selling stockholders may sell shares through agents they select or through underwriters and dealers they select. The selling stockholders also may sell shares directly to investors.

If the selling stockholders use agents, underwriters or dealers to sell the shares, we will name such agents, underwriters or dealers and describe any applicable commissions or discounts in a supplement to this prospectus if required.

We are registering the offer and sale of the shares of our common stock hereunder pursuant to the Investor Rights Agreement, dated June 22, 2012, between us and certain of our stockholders (the “Investor Rights Agreement”).

The selling stockholders identified in this prospectus will receive all of the net proceeds from the sale of any shares of common stock under this prospectus. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “HMHC.” On November 25, 2020, the last reported sale price of the shares of our common stock as reported on Nasdaq was $3.01 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus and the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, which are incorporated by reference herein, for a discussion of information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated November 25, 2020

We and the selling stockholders have not authorized anyone to provide any information other than that contained or incorporated by reference into this prospectus or any free writing prospectus prepared by us or on our behalf or to which we have referred you. We can take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you. We and the selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will,” “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. Forward-looking statements include all statements that are not statements of historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations; financial condition; liquidity; prospects, growth and strategies; the expected impact of the COVID-19 pandemic; our competitive strengths; the industry in which we operate; the impact of new accounting guidance and tax laws; expenses; effective tax rates; future liabilities; the outcome and impact of pending or threatened litigation; decisions of our customers; education expenditures; population growth; state curriculum adoptions and purchasing cycles; the impact of dispositions, acquisitions and other investments; the timing, structure and expected impact of our operational efficiency and cost-reduction initiatives and the estimated savings and amounts expected to be incurred in connection therewith; and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. We caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this report.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that actual results may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if actual results are consistent with the forward-looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause actual results to vary from expectations include, but are not limited to: the duration and severity of the COVID-19 pandemic and its impact on the federal, state and local economies and on K-12 schools, including uncertainties regarding the format (in person, fully remote or hybrid) and other safety procedures schools may follow at various points during the school year; changes in state and local education funding and/or related programs, legislation and procurement processes; changes in state academic standards; industry cycles and trends; the rate and state of technological change; state requirements related to digital instructional materials; changes in product distribution channels and concentration of retailer power; changes in our competitive environment, including free and low cost open educational resources; periods of operating and net losses; our ability to enforce our intellectual property and proprietary rights; risks based on information technology systems and potential breaches of those systems; dependence on a small number of print and paper vendors; third-party software and technology development; possible defects in digital products; our ability to identify, complete, or achieve the expected benefits of, acquisitions; our ability to execute on our long-term growth strategy; increases in our operating costs; exposure to litigation; contingent liabilities; risks related to our indebtedness; future impairment charges; changes in school district payment practices; a potential increase in the portion of our sales coming from digital sales; risks related to doing business abroad; changes in tax law or interpretation; management and personnel changes; timing, higher costs and unintended consequences of our operational efficiency and cost-reduction initiatives, including our recently announced workforce reduction; our ability to sell the HMH Books & Media business and the terms of any such potential sale and other factors discussed in the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, including in Part II, Item IA, and other filings we make with the Securities and Exchange Commission (the “SEC”) from time to time, which are incorporated by reference herein. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein.

ii

STATEMENT REGARDING INDUSTRY AND MARKET DATA & TRADEMARKS

We obtained the market, industry and competitive position data contained in or incorporated by reference into this prospectus from our own internal data and estimates and a variety of third-party sources, including independent industry publications, government publications, reports by market research firms or other published independent sources. Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions.

This prospectus and the documents incorporated by reference herein contain references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus and the documents incorporated by reference herein may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

iii

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.” This prospectus includes forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” Unless the context specifically indicates otherwise, references in this prospectus to “we,” “us,” “our,” “HMH” and the “Company” or similar terms refer to Houghton Mifflin Harcourt Company, formerly known as HMH Holdings (Delaware), Inc., and its consolidated subsidiaries.

Company Overview

Houghton Mifflin Harcourt Company is a learning technology company committed to delivering connected solutions that engage learners, empower educators and improve student outcomes. As a leading provider of Kindergarten through 12th grade (“K–12”) core curriculum, supplemental and intervention solutions, and professional learning services, we partner with educators and school districts to uncover solutions that unlock students’ potential and extend teachers’ capabilities. We estimate that we serve more than 50 million students and three million educators in 150 countries, while our award-winning children’s books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world.

For a description of our business, financial condition, results of operations and other important information regarding Houghton Mifflin Harcourt Company, we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

Houghton Mifflin Harcourt Company, formerly known as HMH Holdings (Delaware), Inc., was incorporated under the laws of the State of Delaware on March 5, 2010. Our principal executive offices are located at 125 High Street, Boston, Massachusetts 02110. Our telephone number is (617) 351-5000. Our website is www.hmhco.com. Our website is included as an inactive textual reference only. The information contained on our website, or any other website that is referred to in this prospectus, does not constitute a part of this prospectus and is not incorporated by reference into this prospectus or any accompanying prospectus supplement.

THE OFFERING

Common stock offered by us:	We are not selling any shares of common stock pursuant to this prospectus.
Common stock offered by the selling stockholders:	Up to 19,465,570 shares of common stock.
Common stock outstanding as of November 2, 2020:	125,850,114 shares of common stock.
Use of proceeds:

The selling stockholders will receive all of the proceeds from the sale of any shares of common stock sold by them pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of any shares of common stock that may be sold pursuant to this prospectus.

Dividend policy:	We have not paid any dividends on our common stock. We do not intend to declare or pay any cash dividends on our common stock for the foreseeable future.
Listing:	Our common stock is listed on the Nasdaq Global Select Market under the symbol “HMHC.”

Except as otherwise indicated, all information in this prospectus regarding the number of shares of common stock outstanding excludes:

•

85,000 shares issuable pursuant to the HMH Holdings (Delaware), Inc. 2012 Management Incentive Plan (the “MIP”) as of November 2, 2020, including 85,000 shares that are subject to options granted pursuant to the MIP as of November 2, 2020 at a weighted average exercise price of $17.60 per share; and

•

7,786,735 shares issuable pursuant to the Houghton Mifflin Harcourt Company Amended and Restated 2015 Omnibus Incentive Plan (the “OIP”) as of November 2, 2020, including 1,862,212 shares that are subject to options granted pursuant to the OIP as of November 2, 2020 at a weighted average exercise price of $12.82 per share and 5,924,523 restricted stock units outstanding as of November 2, 2020.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below and under the section captioned “Risk Factors” contained in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus, the information and documents incorporated by reference in this prospectus, and in any prospectus supplement. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such event, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to Our Common Stock

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the offering price.

The market price for our common stock may be volatile and may fluctuate significantly in response to a number of factors, most of which we cannot control, including, among others:

•	the effect of the COVID-19 pandemic on the educational materials market;

•	changes in economic trends or the continuation of current economic conditions;

•	changes in state and local education funding and/or related programs, legislation and procurement processes;

•	changes in schools’ curriculum programs or state academic standards;

•	industry cycles and trends;

•	the rate and state of technological change;

•	state requirements related to digital instructional materials;

•	changes in laws or regulations governing our business and operations;

•	the sustainability of an active trading market for our common stock; and

•	future sales of our common stock by our stockholders.

These and other factors may lower the market price of our common stock, regardless of our actual operating performance. In the event of a drop in the market price of our common stock, you could lose a substantial part or all of your investment in our common stock.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies, including other publishing and education companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

If securities or industry analysts cease to publish research or publish inaccurate or unfavorable research about us or our business, our share price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrades our common stock or publishes inaccurate or unfavorable research about us or our business, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which could cause our share price and trading volume to decline.

We do not expect to pay any cash dividends for the foreseeable future.

We have never paid or declared any cash dividends on our common stock. At present, we intend to retain our future earnings, if any, to fund operations and the growth of our business. Our future decisions concerning the payment of dividends on our common stock will depend upon many factors, including our results of operations, financial condition, capital expenditure plans, earnings, legal requirements, restrictions in our debt agreements, including the credit agreements governing our term loan facility and revolving credit facility as well as other factors as our board of directors, in its discretion, may consider relevant, and the extent to which the declaration or payment of dividends may be limited by agreements we have entered into or cause us to lose the benefits of certain of our agreements.

As a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their respective jurisdictions of organization, agreements of our subsidiaries or covenants under future indebtedness that we or they may incur. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

As a holding company, our only material assets will be our equity interests in our operating subsidiaries, and our principal source of revenue and cash flow will be distributions from such subsidiaries, which may be limited by law and/or contract in making such distributions.

As a holding company, our principal source of revenue and cash flow will be distributions from our subsidiaries. Therefore, our ability to carry out our business plan, to fund and conduct our business, service our debt and pay dividends (if any) in the future will depend on the ability of our subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions to us. Our subsidiaries are separate legal entities, and although they may be wholly owned or controlled by us, they have no obligation to make any funds available to us, whether in the form of loans, dividends or otherwise. The ability of our subsidiaries to distribute cash to us may also be subject to, among other things, future restrictions that are contained in our subsidiaries’ agreements (as entered into from time to time), availability of sufficient funds in such subsidiaries and applicable laws and regulatory restrictions. Claims of creditors of our subsidiaries generally will have priority as to the assets of such subsidiaries over our claims and claims of our creditors and stockholders. To the extent the ability of our subsidiaries to distribute dividends or other payments to us could be limited in any way, this could materially limit our ability to fund and conduct our business, service our debt and pay dividends (if any).

Provisions in our organizational documents may delay or prevent our acquisition by a third party.

Our amended and restated certificate of incorporation and our amended and restated by-laws contain several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of our board of directors. These provisions also may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our stockholders receiving a premium over the market price for their common stock. These provisions include, among others:

•	our board of directors’ ability to issue, from time to time, one or more classes of preferred stock and, with respect to each such class, to fix the terms thereof by resolution;

•	provisions relating to the appointment of directors upon an increase in the number of directors or vacancy on our board of directors;

•

provisions requiring stockholders to hold at least 50.1% of our outstanding common stock in the aggregate to request special meetings and restricting the ability of stockholders to bring proposals before meetings;

•

provisions that provide that the doctrine of “corporate opportunity” will not apply with respect to the Company, to any of our stockholders or directors, other than any stockholder or director that is an employee, consultant or officer of ours; and

•	provisions that set forth advance notice procedures for stockholders’ nominations of directors and proposals for consideration at meetings of stockholders.

These provisions of our amended and restated certificate of incorporation and amended and restated by-laws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for our common stock in the future, which could reduce the market price of our common stock. For more information, see “Description of Capital Stock.”

Our amended and restated certificate of incorporation provides that the doctrine of “corporate opportunity” will not apply to us or to any of our stockholders or directors, except in limited circumstances, which may adversely affect our business or prospects.

Our amended and restated certificate of incorporation provides that the doctrine of “corporate opportunity” will not apply with respect to the Company, to any of our stockholders or directors, other than any stockholder or director that is an employee, consultant or officer of ours. The doctrine of corporate opportunity generally provides that a corporate fiduciary may not develop an opportunity using corporate resources, acquire an interest adverse to that of the corporation or acquire property that is reasonably incident to the present or prospective business of the corporation or in which the corporation has a present or expectancy interest, unless that opportunity is first presented to the corporation and the corporation chooses not to pursue that opportunity. The doctrine of corporate opportunity is intended to preclude officers or directors from personally benefiting from opportunities that belong to the corporation. The Company has renounced any prospective corporate opportunity so that our stockholders and directors, other than those that are employees, consultants or officers of ours, and their respective representatives have no duty to communicate or present corporate opportunities to us and have the right to either hold any corporate opportunity for its (and its representatives’) own account and benefit or to recommend, assign or otherwise transfer such corporate opportunity to persons other than the Company. As a result, our stockholders, directors and their respective affiliates will not be prohibited from investing in competing businesses or doing business with our customers. Therefore, we may be in competition with our stockholders, directors or their respective affiliates, and we may not have knowledge of, or be able to pursue, a transaction that could potentially be beneficial to us. Accordingly, we may lose a corporate opportunity or suffer competitive harm, which could negatively impact our business or prospects.

Any offering may cause or contribute to an “ownership change” of the Company for U.S. federal income tax purposes, which may result in limitations on the Company’s use of certain tax attributes.

The sale of shares of our common stock in any offering may cause or contribute to an “ownership change” of the Company for U.S. federal income tax purposes. If the Company undergoes an ownership change, the Company may be limited in its ability to use certain tax attributes, including its net operating losses, under Section 382 of the Internal Revenue Code of 1986, as amended.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock that may be sold by the selling stockholders from time to time. The selling stockholders will receive all of the proceeds from the sale of the shares of common stock offered from time to time under this prospectus. We have agreed to pay certain expenses of the selling stockholders incurred in connection with the registration and sale of common stock from time to time.

SELLING STOCKHOLDERS

The following table and accompanying footnotes set forth, as of November 16, 2020, information regarding the beneficial ownership of the outstanding shares of our common stock by all selling stockholders.

Beneficial ownership has been determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Shares of common stock subject to currently exercisable and convertible securities currently convertible, or exercisable or convertible within 60 days after November 16, 2020, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Each entity or group shown in the table has furnished to us the below information with respect to beneficial ownership.

The selling stockholders may sell all, some or none of the shares registered pursuant to the registration statement of which this prospectus is a part and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144 promulgated thereunder or any successor rule. We do not know when or in what amounts a selling stockholder may offer shares for sale.

	Ownership Before Offering		Ownership After Offering (1)
	Number of Shares of Common Stock Beneficially Owned	Number of Shares Offered	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Selling Stockholders:
Anchorage Funds (2)	19,465,570	19,465,570	0	0%

(1)

Represents the amounts of shares that would be held by the selling stockholders after completion of an offering based on the assumptions that: (a) all shares registered for sale by the registration statement of which this prospectus is a part are sold by or on behalf of the selling stockholders; and (b) no other shares of our common stock are acquired prior to completion of such offering by the selling stockholders. To our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling stockholders after completion of an offering or otherwise.

(2)

Shares of common stock beneficially owned consists of 19,330,830 shares held by Anchorage Capital Master Offshore, Ltd. and 134,740 shares held by PCI Fund LLC. Anchorage Advisors Management, L.L.C. is the sole managing member of Anchorage Capital Group, L.L.C. (“Anchorage”), which in turn is the investment manager of each of Anchorage Capital Master Offshore, Ltd. and PCI Fund LLC (the “Anchorage Funds”). Mr. Kevin Ulrich is the Chief Executive Officer of Anchorage and the senior managing member of Anchorage Advisors Management, L.L.C. As such, each of the foregoing persons may be deemed to have voting and dispositive power over the shares held by the Anchorage Funds. Each of the foregoing persons disclaims beneficial ownership of the shares held by the Anchorage Funds, except for any pecuniary interests therein. The mailing address of each of the Anchorage Funds is 610 Broadway, 6th Floor, New York, NY 10012.

Relationships with Selling Stockholders

Except as set forth herein, the selling stockholders have not held any position or office with, and have not otherwise had a material relationship with, us or any of our subsidiaries within the past three years.

Anchorage Nomination Agreement

On December 21, 2016, we appointed Daniel Allen, President, Senior Portfolio Manager and partner of Anchorage Capital Group, L.L.C. (“Anchorage”), to our board of directors and our Nominating, Ethics and Governance Committee. The appointment was made pursuant to a nomination agreement we entered into with certain affiliates of Anchorage who are stockholders of the Company (the “Anchorage Holders”) dated as of December 21, 2016 (the “Anchorage Nomination Agreement”). Pursuant to the Anchorage Nomination Agreement, we also agreed, among other things (and subject to certain terms and conditions), to include Mr. Allen on the Company’s slate of director candidates for re-election at our 2017 annual meeting of stockholders. While Mr. Allen has remained a member of our board of directors since his initial election, we are no longer required to nominate him to our board of directors pursuant to the Anchorage Nomination Agreement. As of the date of this prospectus, Mr. Allen serves on our Compensation Committee and our Nominating, Ethics and Governance Committee.

Under the Anchorage Nomination Agreement, there were restrictions on certain actions with respect to shares held by the Anchorage Holders that applied during Mr. Allen’s tenure on our board of directors. Additionally, during Mr. Allen’s tenure on our board of directors, the Anchorage Holders were subject to certain voting requirements with respect to their shares. On November 4, 2020, we and the Anchorage Holders entered into an amendment to the Anchorage Nomination Agreement, pursuant to which Mr. Allen was no longer considered a designee of the Anchorage Holders effective as of November 5, 2020. Following such amendment, the Anchorage Nomination Agreement, including the restrictions and requirements applicable to the Anchorage Holders, was terminated in accordance with its terms.

Investor Rights Agreement

On June 22, 2012, we entered into the Investor Rights Agreement with certain of our stockholders. The Investor Rights Agreement contains, among others, provisions granting our stockholders party thereto from time to time certain registration rights as described in further detail below and provisions related to confidentiality, holdback agreements and our public reporting obligations.

Under the Investor Rights Agreement, we are required to use commercially reasonable efforts to file and cause to become effective, a shelf registration statement (on Form S-3 if permitted) for the benefit of all stockholders holding registrable securities (as defined in the Investor Rights Agreement) party to the Investor Rights Agreement, and any individual holder or holders of registrable securities holding 15% or more of our outstanding common stock can demand an unlimited number of “shelf takedowns,” so long as the total offering size is reasonably expected to exceed $100 million.

Each holder or group of holders of registrable securities who owns at least 15% of our outstanding common stock has: (i) one Form S-1 demand registration right per annum, which may be conducted in an underwritten offering, as long as the total offering size is reasonably expected to exceed $100 million; and (ii) unlimited Form S-3 demand registration rights, which may be conducted in underwritten offerings, as long as the total offering size is reasonably expected to exceed $100 million, each subject to customary cutback provisions, in each case subject to the terms and conditions of the Investor Rights Agreement.

Each stockholder holding registrable securities under the Investor Rights Agreement has unlimited piggyback registration rights with respect to underwritten offerings, subject to certain exceptions and limitations set forth in the Investor Rights Agreement.

The foregoing registration rights are subject to certain cutback provisions and customary suspension/blackout provisions. We have agreed to pay all registration expenses under the Investor Rights Agreement, except that the selling stockholders may be responsible for their pro rata shares of underwriters’ fees, commissions and discounts (subject to certain exceptions), stock transfer and certain legal expenses. Under certain circumstances, we are required to pay certain expenses of the selling stockholders, including one firm of legal counsel for the selling stockholders, for shelf takedowns under the shelf registration statement.

In connection with the registrations described above, we have agreed to indemnify the stockholders against certain liabilities. The Investor Rights Agreement also contains certain holdback agreements that apply to each stockholder party to the Investor Rights Agreement. Generally, without our prior consent and subject to limited exceptions, the stockholders party to the Investor Rights Agreement have agreed that, if participating in a future shelf takedown or other underwritten public offering, they shall not publicly sell or distribute our equity securities during: (i) the seven-day period prior to the pricing of such offering; and (ii) for the 90-day period beginning on such pricing date.

The registration statement of which this prospectus is a part is being filed pursuant to the terms of the Investor Rights Agreement.

Indebtedness

In November 2019, Anchorage participated as a lender in our refinancing of our debt, acquiring $20.0 million out of the $306.0 million in aggregate principal amount of 9.000% Senior Secured Notes due 2025 issued by us and becoming a lender under our second amended and restated term loan credit agreement with a commitment of $15.0 million out of the $380.0 million in initial principal amount of the term loan. Anchorage’s participation in the refinancing was on the same terms as the other lenders in the transaction.

Indemnification Arrangements

We have entered into agreements with our executive officers and directors to provide contractual indemnification in addition to the indemnification provided for in our charter documents. We believe that these provisions and agreements are necessary to attract qualified executive officers and directors. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

DESCRIPTION OF CAPITAL STOCK

Capital Stock

Our amended and restated certificate of incorporation has an authorized capital stock consisting of 380,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. As of November 2, 2020, we had 125,850,114 shares of common stock outstanding, which were held of record by 6 stockholders (not including beneficial owners whose shares are held in street name), and no shares of preferred stock outstanding. Summarized below are material provisions of our amended and restated certificate of incorporation and amended and restated by-laws, as well as relevant sections of the Delaware General Corporation Law (the “DGCL”). The following summary is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated by-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by the applicable provisions of the DGCL.

Common stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Holders of the common stock do not have any preemptive rights or cumulative voting rights, which means that the holders of a majority of the outstanding common stock voting for the election of directors can elect all directors then being elected. The holders of our common stock are entitled to receive dividends when, as, and if declared by our board of directors out of legally available funds. Upon our liquidation or dissolution, the holders of common stock will be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that may be issued in the future.

Preferred stock

We are authorized to issue up to 20,000,000 shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by the DGCL and our amended and restated certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors is also authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company and may adversely affect the voting and other rights of the holders of our common stock, which could have an adverse impact on the market price of our common stock. We have no current plan to issue any shares of preferred stock.

Registration Rights

See “Selling Stockholders—Relationships with Selling Stockholders—Investor Rights Agreement” in this Registration Statement for a description of the registration rights held by certain of our stockholders.

Corporate opportunity

Our amended and restated certificate of incorporation provides that the doctrine of “corporate opportunity” will not apply with respect to the Company, to any of our existing stockholders or any directors of the Company who are not employees, consultants or officers of ours in a manner that would prohibit them from investing in competing businesses or doing business with our customers.

Certain certificate of incorporation, by-law and statutory provisions

The provisions of our amended and restated certificate of incorporation and amended and restated by-laws and of the DGCL summarized below may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares.

Directors’ liability; Indemnification of directors and officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursements for expenses incurred arising under the Securities Act.

Our amended and restated certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except:

•	for any breach of the duty of loyalty;

•	for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law;

•	for liability under Section 174 of the DGCL (relating to unlawful dividends, stock repurchases or stock redemptions); or

•	for any transaction from which the director derived any improper personal benefit.

The effect of this provision is to eliminate our rights, and our stockholders’ rights, to recover monetary damages against a director for breach of a fiduciary duty of care as a director. This provision does not limit or eliminate our rights or those of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under federal securities laws. In addition, our amended and restated certificate of incorporation provides that we indemnify each director and the officers, employees and agents determined by our board of directors to the fullest extent provided by the laws of the State of Delaware. Our amended and restated certificate of incorporation also requires us to advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

Any amendment to or repeal of these provisions will not adversely affect any right or protection of our directors in respect of any act or failure to act that occurred prior to any amendment to or repeal of such provisions or the adoption of an inconsistent provision. If the DGCL is amended to provide further limitation on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL. In addition, we have entered into separate indemnification agreements with each of our directors and executive officers. We also maintain director and officer liability insurance.

Special meetings of stockholders

Our amended and restated by-laws provide that special meetings of stockholders may be called only by a majority of the members of our board of directors or at the request of holders of 50.1% or more of our outstanding common stock. Stockholders requesting a special meeting must provide a notice to us with the proposed date, time and place of the meeting (which may not be earlier than 60 days after the date the notice is delivered to us (or 90 days in the case of special meetings called to elect one or more directors)) and the purposes for which the special meeting is being called. The stockholders requesting the special meeting must also comply with the requirements that would be applicable if the stockholders were proposing to nominate a candidate for election as a director at an annual meeting or proposing a topic for consideration at an annual meeting. Except as described above, stockholders are not permitted to call a special meeting of stockholders or to require that our board request the calling of a special meeting of stockholders. These provisions, taken together, will prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the board, except at an annual meeting or under the circumstances described above.

Stockholder action; Advance notice requirements for stockholder proposals and director nominations

Our amended and restated by-laws provide that stockholders may take action by written consent if the consent is signed by holders of our outstanding shares having the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and the stockholders seeking to take the action provide us with the same information that would have been required to be provided if they were proposing to take the action at a special meeting of stockholders.

In addition, our amended and restated by-laws establish advance notice procedures for:

•	stockholders to nominate candidates for election as a director; and

•	stockholders to propose topics for consideration at stockholders’ meetings.

Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our amended and restated by-laws, including, but not limited to, information with respect to the beneficial ownership of our common stock or derivative securities that have a value associated with our common stock held by the proposing stockholder and its associates and any voting or similar agreement the proposing stockholder has entered into with respect to our common stock. To be timely, the notice must be received at our corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year or for the first annual meeting following our initial public offering, notice by the stockholder, to be timely, must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we notify stockholders of the date of the annual meeting, either by mail or other public disclosure. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than 120 days prior to the special meeting and not later than the later of the 90th day prior to the special meeting or 10th day following the day on which we notify stockholders of the date of the special meeting, either by mail or other public disclosure. Notwithstanding the above, in the event that the number of directors to be elected to the board at an annual meeting is increased and we do not make any public announcement naming the nominees for the additional directorships at least 100 days before the first anniversary of the preceding year’s annual meeting, a stockholder notice of nomination shall also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered not later than the close of business on the 10th day following the day on which such public announcement is first made. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.

Directors

Our board of directors currently has nine members. Each of our directors will serve for a term of one year. Directors hold office until the annual meeting of stockholders and until their successors have been duly elected and qualified. Our board of directors may elect a director to fill a vacancy, including vacancies created by the expansion of the board of directors, upon the affirmative vote of a majority of the remaining directors then in office.

Our amended and restated certificate of incorporation and amended and restated by-laws do not provide for cumulative voting in the election of directors.

Business combinations with interested stockholders

In general, Section 203 of the DGCL prevents an interested stockholder (which is defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) of a Delaware corporation from engaging in a business combination (as defined therein) for three years following the date that person became an interested stockholder unless various conditions are satisfied. We have elected to opt out of the provisions of Section 203. Accordingly, we will not be subject to the anti-takeover effects of Section 203.

Forum for adjudication of disputes

Our amended and restated by-laws provide that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting breach of a fiduciary duty owed by any director, officer or other employee of the Company, any action asserting a claim arising pursuant to the DGCL or any action asserting a claim governed by the internal affairs doctrine. Although we have included a choice of forum provision in our amended and restated by-laws, it is possible that a court could rule that such provision is inapplicable or unenforceable. In addition, this provision does not apply to claims for which the federal courts have exclusive jurisdiction.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

National securities exchange listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “HMHC.”

PLAN OF DISTRIBUTION

We are registering common stock covered by this prospectus to permit the selling stockholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. We have agreed to pay certain expenses of the selling stockholders incurred in connection with the sale of common stock from time to time pursuant to this prospectus.

Each selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of common stock to be made directly or through agents. If any pledgee, donee, transferee or other successor to the selling stockholders named in this prospectus wishes to sell under this prospectus, we will file a prospectus supplement identifying such successors as selling stockholders.

The shares of common stock offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling stockholders and their successors, which includes their donees, pledgees or transferees or their successors-in-interest; or

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholders or the purchasers of the common stock. These discounts, concessions, or commissions may be in excess of those customary in the types of transaction involved.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including Nasdaq;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•

through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales;

•	through any combination of the foregoing; or

•	any other method permitted by applicable law.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. In connection with the sales of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions that, in turn, may:

•	engage in short sales of the common stock in the course of hedging their positions;

•	sell the common stock short and deliver the common stock to close out short positions;

•	loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock;

•

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

A short sale of common stock by a broker-dealer, financial institution or selling stockholder would involve the sale of such common stock that is not owned, and therefore must be borrowed, in order to make delivery of the security in connection with such sale. In connection with a short sale of common stock, a broker-dealer, financial institution or selling stockholder may purchase shares on the open market to cover positions created by short sales. In determining the source of the common stock to close out such short positions, the broker-dealer, financial institution or selling stockholders may consider, among other things, the price of shares available for purchase in the open market.

At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed, which will set forth the names of the selling stockholders, the aggregate amount of shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling stockholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

The common stock is listed on Nasdaq under the symbol “HMHC.”

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the common stock under this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

In the Investor Rights Agreement, we have agreed to indemnify or provide contribution to the selling stockholders against certain liabilities, including certain liabilities under the Securities Act and the Exchange Act. In addition, we have agreed to pay substantially all of the expenses incidental to the registration of the common stock, including the payment of federal securities law and state “blue sky” registration fees, and we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of common stock, subject to specified exceptions set forth in the Investor Rights Agreement.

LEGAL MATTERS

The validity of the shares offered by this prospectus have been passed upon by Wilmer Cutler Pickering Hale and Dorr, LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.hmhco.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-36166) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 filed on May 7, 2020, August 6, 2020 and November 5, 2020, respectively;

•

Our Definitive Proxy Statement on Schedule 14A, filed on March 27, 2020 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2019);

•

Our Current Reports on Form 8-K, filed on March 27, 2020 (excluding Item 7.01 and Exhibit 99.1), April  1, 2020, May  22, 2020, September  8, 2020, October  1, 2020 (solely with respect to Item 2.05) and October 6, 2020; and

•

The description of our common stock contained in our Registration Statement on Form 8-A filed on November 1, 2013, including any amendments or reports filed for the purpose of updating such description.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

Houghton Mifflin Harcourt Company

125 High Street

Boston, MA 02110

Attn: Corporate Secretary

(617) 351-5000

Our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Definitive Proxy Statement and other reports and documents incorporated by reference herein may also be found in the “Investor Relations” section of our website at http://www.hmhco.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or any registration statement of which it forms a part.

19,465,570 Shares

Houghton Mifflin Harcourt Company

COMMON STOCK

Prospectus

November 25, 2020